EXHIBIT 99.1

SP Bancorp, Inc. Announces Fourth Quarter Earnings and Improved Asset Quality

PLANO, Texas, Feb. 28, 2014 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Bank (the "Bank"), today announced financial results for the Company's fourth quarter ended December 31, 2013.

"During the fourth quarter, we earned $0.18 per share as we completed our conversion from a federal thrift to a state bank charter. In addition, we are pleased to report additional declines in nonperforming assets and continued healthy deposit growth. Commercial lending volume is growing and will continue to be our focus as we accelerate our transition to a commercial bank," said President and CEO Jeff Weaver. "Our earnings reflect lower refinance volumes in both our mortgage and mortgage warehouse businesses and the one-time costs associated with our charter conversion. The lower mortgage volume was a result of the sudden reduction in refinancing activity and general lack of housing inventories. Volumes have stabilized but at levels below the record volume earlier in the year. As a result of approval of our charter change, the Bank's name has changed to SharePlus Bank."

PERFORMANCE HIGHLIGHTS

  Fourth quarter net income totaled $275,000: Net income was $0.18 per share, or $275,000, for the three months ended December 31, 2013, compared to $0.30 per share, or $458,000, for the three months ended December 31, 2012.
  Nonperforming assets declined 67.8%: Nonperforming assets declined to $3.2 million at December 31, 2013 from $9.5 million at December 31, 2012. Nonperforming assets as a percentage of total assets declined to 1.06% at December 31, 2013 from 3.29% at December 31, 2012.
  Deposits increased $28.9 million, or 12.5%: Deposits increased primarily from deposit inflows from both new and existing customers during the twelve months ended December 31, 2013.
  Stock repurchase program: Stockholders' equity at December 31, 2013 decreased $224,000, when compared to December 31, 2012. The decrease in stockholders' equity reflected the repurchase and retirement of 70,800 shares of our outstanding common stock, partially offset by net income of $1.2 million for the twelve months ended December 31, 2013.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,766	$ 2,858	$ 11,133	$ 11,610
Interest expense	385	335	1,433	1,432
Net interest income	2,381	2,523	9,700	10,178
Provision for loan losses	(90)	161	227	1,018
Net interest income after provision for loan losses	2,471	2,362	9,473	9,160
Noninterest income	690	1,056	3,495	4,503
Noninterest expense	2,752	2,749	11,127	11,536
Income before tax expense	409	669	1,841	2,127
Income tax expense	134	211	596	613
Net income	$ 275	$ 458	$ 1,245	$ 1,514

Earnings per share:
Basic	$ 0.18	$ 0.30	$ 0.81	$ 0.97
Diluted	$ 0.18	$ 0.30	$ 0.81	$ 0.96

Shares outstanding for Earnings per share calculation
Basic	1,457	1,522	1,501	1,568
Diluted	1,457	1,533	1,501	1,571

			December 31,	December 31,
			2013	2012
			(Unaudited)
			(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets			$ 304,009	$ 288,121
Total cash and cash equivalents			37,564	23,933
Securities available for sale, at fair value			29,245	15,713
Loans held for sale			1,846	7,290
Loans, net			218,280	222,288
Other real estate owned			81	1,477
Premises and equipment, net			4,053	4,249
Federal Reserve Bank stock, at cost			350	--
FHLB of Dallas stock, at cost			440	1,099
Bank-owned life insurance			7,681	7,439
Other assets (1)			4,469	4,633
Deposits			261,286	232,340
Borrowings			7,368	20,316
Stockholders' equity			32,816	33,040

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets, investment in restricted stock and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale			1.42%	3.46%
Nonperforming assets to total assets			1.06%	3.29%
Allowance for loan losses to nonperforming loans at end of period			65.83%	30.20%
Allowance for loan losses to total loans, including loans held for sale at end of period			0.93%	1.05%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012

We recorded $275,000 of net income for the quarter ended December 31, 2013, compared to $458,000 of net income for the quarter ended December 31, 2012. The decrease in net income for the quarter ended December 31, 2013 reflected a $142,000 decrease in net interest income, a $251,000 decrease in the provision for loan losses, a $366,000 decrease in noninterest income and a $3,000 increase in noninterest expense.

Net interest income decreased $142,000, or 5.6%, to $2.4 million for the quarter ended December 31, 2013 from $2.5 million for the quarter ended December 31, 2012, due primarily to a decrease in our interest rate spread to 3.16% from 3.61%, and a 43 basis point decrease in our net interest margin to 3.27% from 3.70%. The decrease in net interest income was driven by lower loan balances resulting in deposits being invested in lower yielding assets.

We recorded a negative provision for loan losses of $90,000 for the quarter ended December 31, 2013, compared to a provision for loan losses of $161,000 for the quarter ended December 31, 2012. The decrease in the provision for loan losses was primarily attributable to a lower amount of nonperforming loans in the fourth quarter of 2013 and improvements in the economy, which are factored into our allowance for loan loss methodology.

Noninterest income decreased $366,000, or 34.7%, to $690,000 for the quarter ended December 31, 2013 from $1.1 million for the quarter ended December 31, 2012. The decrease was due primarily to lower gains on sale of mortgage loans recognized in the fourth quarter of 2013, when compared to the same period in 2012. These decreases were partially offset by a $23,000 increase in mortgage warehouse fees and an increase in other noninterest income, including an increase in fee income for investment sales.

Noninterest expense increased $3,000, or 0.1%, to $2.8 million for the quarter ended December 31, 2013. This increase includes approximately $58,000 of expense related to our conversion to a state charter. This increase was offset by lower mortgage commission expense.

RESULTS OF OPERATIONS - TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012

We recorded $1.2 million of net income for the twelve months ended December 31, 2013, compared to $1.5 million of net income for the twelve months ended December 31, 2012. The decrease in net income for the twelve months ended December 31, 2013 reflected a $478,000 decrease in net interest income and a $1.0 million decrease in noninterest income partially offset by a $791,000 decrease in the provision for loan losses, and a $409,000 decrease in noninterest expense.

Net interest income decreased $478,000, or 4.7%, to $9.7 million for the twelve months ended December 31, 2013 from $10.2 million for the twelve months ended December 31, 2012, due primarily to a decrease in our interest rate spread to 3.32% from 3.70%, and a 37 basis point decrease in our net interest margin to 3.42% from 3.79%. The declines in our interest rate spread and net interest margin were partially offset by an increase in our average net interest-earning assets to $46.9 million from $39.0 million.

We recorded a provision for loan losses of $227,000 for the twelve months ended December 31, 2013, compared to a provision for loan losses of $1.0 million for the twelve months ended December 31, 2012. The decrease in the provision for loan losses was primarily attributable to a lower degree of nonperforming loans in 2013 and improvements in the economy, which are factored into our allowance for loan loss methodology.

Noninterest income decreased $1.0 million, or 22.4%, to $3.5 million for the twelve months ended December 31, 2013 from $4.5 million for the twelve months ended December 31, 2012. The decrease was due primarily to gains on sale of securities recognized in 2012, a lower amount of gains on the sale of mortgage loans and lower service charges. These decreases were partially offset by a $185,000 increase in mortgage warehouse fees.

Noninterest expense decreased $409,000, or 3.5%, to $11.1 million for the twelve months ended December 31, 2013 from $11.5 million for the twelve months ended December 31, 2012. The decrease was primarily due to a provision for losses on other real estate owned and a provision for loss on a fraudulent wire transfer transaction that were recognized in 2012 and not repeated in 2013. These decreases were partially offset by an increase in compensation and benefits and data processing expense. Also reflected in noninterest expense were professional and outside service fees of approximately $158,000 related to our planned conversion to a state bank charter.

COMPARISON OF FINANCIAL CONDITION DATA – DECEMBER 31, 2013 AND DECEMBER 31, 2012

Total assets increased $15.9 million to $304.0 million at December 31, 2013 from $288.1 million at December 31, 2012. The increase in total assets was due to higher levels of customer deposits that have been temporarily reinvested in cash and cash equivalents, securities and used to reduce borrowings.

Net loans decreased to $218.3 million at December 31, 2013, from $222.3 million at December 31, 2012, as a result of several sales of Nonperforming Assets and unexpected commercial loan payoffs, as well as ongoing loan collections. Loans held for sale decreased due to a decline in mortgage refinancing activity.

Deposits increased $28.9 million, or 12.5%, to $261.3 million at December 31, 2013 from $232.3 million at December 31, 2012. This deposit growth, driven mostly by certificates of deposit ("CDs"), increased as a result of deposit inflows from both new and existing customers. This increase was partially the result of a local advertising campaign designed to lengthen our CD maturities.

Advances from the Federal Home Loan Bank of Dallas (the "FHLB") decreased $12.9 million to $7.4 million at December 31, 2013 due to increased deposits and the corresponding payoffs of advances.

Stockholders' equity decreased $224,000. The decrease in stockholders' equity was primarily the result of repurchasing and retiring 70,800 shares of our outstanding common stock, partially offset by net income of $1.2 million for the twelve months ended December 31, 2013.

Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, and such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or the Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311